Exhibit 99.1

CONTACT:

Mackenzie Aron, VP Investor Relations

(480) 734-2060

investor@taylormorrison.com

Taylor Morrison Reports First Quarter 2024 Results

SCOTTSDALE, Ariz., Apr. 30, 2024—Taylor Morrison Home Corporation (NYSE: TMHC), a leading national land developer and homebuilder, announced results for the first quarter ended March 31, 2024. Reported net income in the first quarter was $190 million, or $1.75 per diluted share, as compared to $191 million, or $1.74 per diluted share, in the first quarter of 2023.

First quarter 2024 highlights included the following, as compared to the first quarter of 2023:

•	Net sales orders increased 29% to 3,686, driven by a monthly absorption pace of 3.7 per community versus 2.9 a year ago

•	Home closings revenue of $1.6 billion, driven by 2,731 home closings at an average price of $599,000

•	Home closings gross margin of 24.0%

•	74,182 homebuilding lots owned and controlled, representing 6.5 years of total supply, of which 3.1 years was owned

•	Repurchased 1.5 million common shares for $92 million

•	Homebuilding debt to capitalization of 26.1% on a gross basis and 20.1% net of $554 million of unrestricted cash

•	Total liquidity of $1.6 billion

•	Expansion into the attractive Indianapolis market with acquisition of approximately 1,500 lots from Pyatt Builders, which closed after quarter-end

“In the first quarter, our team delivered a strong start to the year, including better-than-expected sales activity, upside to our gross margin expectations, and efficient construction progress that we believe has set the stage for continued success through the remainder of the year. Supported by our diversified consumer and geographic strategy, we delivered 2,731 homes at a better-than-expected home closings gross margin of 24.0%, driving earnings per diluted share of $1.75 and 14% growth in our book value per share to $50. With consistent activity throughout the quarter, our net sales orders increased 29% year over year, driven by a monthly sales pace of 3.7 per community—putting us firmly on track to meet our annual sales pace goal in the low-three range,” said Sheryl Palmer, Taylor Morrison Chairman and CEO.

“Following this positive first quarter momentum, we are raising our full-year guidance and now expect to deliver approximately 12,500 homes at a home closings gross margin between 23.5% to 24.0% and an average closing price between $600,000 to $610,000. This improved outlook is reinforced by our healthy backlog of over 6,200 homes and includes an expected contribution of around 175 closings over the remainder of the year from our entry into Indianapolis. We are excited to add this growing market and its experienced team to our organization.” Palmer continued, “The diversification of our consumer mix—from entry-level through first and second move-up to resort lifestyle buyers—is the foundation of our strong performance. We further maximize our performance by optimizing our construction efficiencies and gross margin opportunity by offering both quick-move in specs and personalized to-be-built homes aligned to our targeted consumer’s needs and preferences, while our geographic diversification adds another layer of risk mitigation and growth opportunity. This unique diversification, combined with our operational capabilities, provides important competitive advantages that we believe will deliver strong growth and profitability in the years ahead, as reflected in our long-term targets for 10%-plus annual home closings growth, low-to-mid 20% home closings gross margins, mid-to-high teens returns on equity and ongoing book value growth.”

Business Highlights (All comparisons are of the current quarter to the prior-year quarter, unless indicated.)

Homebuilding

•	Home closings revenue increased 2% to $1.6 billion, driven by an 8% increase in home closings to 2,731, which was partially offset by a 6% decrease in average closing price to $599,000.

•	Home closings gross margin increased ten basis points year over year to 24.0%.

•

Net sales orders increased 29% to 3,686, driven by a 28% increase in the monthly absorption pace to 3.7 per community and a 2% increase in ending community count to 331. Average net sales order price decreased 3% to $608,000.

•	SG&A as a percentage of home closings revenue increased to 10.4% from 9.9% a year ago.

•	Cancellations equaled just 7.0% of gross orders, down from 14.0% a year ago.

•	Backlog at quarter end was 6,244 homes with a sales value of $4.2 billion. Backlog customer deposits averaged approximately $57,000 per home.

Land Portfolio

•	Homebuilding land acquisition and development spend totaled $588 million, up from $321 million a year ago. Development-related spend accounted for 38% of the total versus 68% a year ago.

•	Homebuilding lot supply was 74,182 owned and controlled homesites, up from 72,362 at year-end 2023.

•	Controlled homebuilding lots as a share of total lot supply was 53%, unchanged from year-end 2023.

•	Based on trailing twelve-month home closings, total homebuilding lots represented 6.5 years of total supply, of which only 3.1 years was owned.

Financial Services

•	The mortgage capture rate increased to 87%, up from 82% a year ago.

•	Borrowers had an average credit score of 751 and debt-to-income ratio of 40%.

Balance Sheet

•

At quarter end, total liquidity was approximately $1.6 billion, including $554 million of unrestricted cash and $1.1 billion of total capacity on the Company’s revolving credit facilities, which were undrawn outside of normal letters of credit.

•	Subsequent to quarter end, the Company received an upgraded credit rating from Moody’s to BA1 from BA2 with a Stable outlook.

•

The gross homebuilding debt to capital ratio was 26.1%, down from 30.9% a year ago. Including $554 million of unrestricted cash on hand, the net homebuilding debt-to-capital ratio was 20.1%, down from 21.0% a year ago.

•	The Company repurchased 1.5 million shares for $92 million. At quarter end, the remaining share repurchase authorization was $403 million.

Expansion into Indianapolis with Acquisition of Approximately 1,500 Lots

Following the end of the quarter, Taylor Morrison purchased approximately 1,500 homebuilding lots from privately-held Pyatt Builders in Indianapolis, Indiana. Nearly 55% of the acquired lots are controlled via options and the transaction was funded with cash on hand. The expansion into Indianapolis further diversifies Taylor Morrison’s geographic footprint into a healthy market supported by above-average employment growth and affordability.

Business Outlook

Second Quarter 2024

•	Home closings are expected to be approximately 3,000

•	Average closing price is expected to be around $605,000

•	Home closings gross margin is expected to be at least 23.5%

•	Ending active community count is expected to be between 330 to 340

•	Effective tax rate is expected to be approximately 25%

•	Diluted share count is expected to be approximately 108 million

Full Year 2024

•	Home closings are now expected to be approximately 12,500

•	Average closing price is now expected to be between $600,000 to $610,000

•	Home closings gross margin is now expected to be between 23.5% to 24.0%

•	Ending active community count is now expected to be between 330 to 340

•	SG&A as a percentage of home closings revenue is expected to be in the high-9% range

•	Effective tax rate is expected to be approximately 25%

•	Diluted share count is now expected to be approximately 108 million

•	Land and development spend is expected to be between $2.3 billion to $2.5 billion

•	Share repurchases are expected to total approximately $300 million

Quarterly Financial Comparison

(Dollars in thousands)	Q1 2024	Q1 2023	Q1 2024 vs. Q1 2023

Total Revenue	$1,699,752	$1,661,857	2.3%
Home Closings Revenue	$1,636,255	$1,612,595	1.5%
Home Closings Gross Margin	$393,046	$385,082	2.1%
	24.0%	23.9%	10 bps increase
SG&A	$170,164	$159,021	7.0%
% of Home Closings Revenue	10.4%	9.9%	50 bps increase

Earnings Conference Call Webcast

A public webcast to discuss the Company’s earnings will be held later today at 8:30 a.m. ET. A live audio webcast of the conference call will be available on Taylor Morrison’s website at www.taylormorrison.com on the Investor Relations portion of the site under the Events & Presentations tab. For call participants, the dial-in number is (833) 470-1428 and conference ID is 544307. The call will be recorded and available for replay on the Company’s website.

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison is one of the nation’s leading homebuilders and developers. We serve a wide array of consumers from coast to coast, including first-time, move-up and resort lifestyle homebuyers and renters under our family of brands—including Taylor Morrison, Esplanade, Darling Homes Collection by Taylor Morrison and Yardly. From 2016-2024, Taylor Morrison has been recognized as America’s Most Trusted® Builder by Lifestory Research. Our strong commitment to sustainability, our communities, and our team is highlighted in our latest Environmental, Social, and Governance (ESG) Report on our website.

Forward-Looking Statements

This earnings summary includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words ““anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “will,” “can,” “could,” “might,” “should” and similar expressions identify forward-looking statements, including statements related to expected financial, operating and performance results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: inflation or deflation; changes in general and local economic conditions; slowdowns or severe downturns in the housing market; homebuyers’ ability to obtain suitable financing; increases in interest rates, taxes or government fees; shortages in, disruptions of and cost of labor; higher cancellation rates of existing agreements of sale; competition in our industry; any increase in unemployment or underemployment; the seasonality of our business; the physical impacts of climate change and the increased focus by third-parties on sustainability issues; our ability to obtain additional performance, payment and completion surety bonds and letters of credit; significant home warranty and construction defect claims; our reliance on subcontractors; failure to manage land acquisitions, inventory and development and construction processes; availability of land and lots at competitive prices; decreases in the market value of our land inventory; new or changing government regulations and legal challenges; our compliance with environmental laws and regulations regarding climate change; our ability to sell mortgages we originate and claims on loans sold to third parties; governmental regulation applicable to our financial services and title services business; the loss of any of our important commercial lender relationships; our ability to use deferred tax assets; raw materials and building supply shortages and price fluctuations; our concentration of significant operations in certain geographic areas; risks associated with our unconsolidated joint venture arrangements; information technology failures and data security breaches; costs to engage in and the success of future growth or expansion of our operations or acquisitions or disposals of businesses; costs associated with our defined benefit and defined contribution pension schemes; damages associated with any major health and safety incident; our ownership, leasing or occupation of land and the use of hazardous materials; existing or future litigation, arbitration or other claims; negative publicity or poor relations with the residents of our communities; failure to recruit, retain and develop highly skilled, competent people; utility and resource shortages or rate fluctuations; constriction of the capital markets; risks related to instability in the banking system; risks associated with civil unrest, acts of terrorism, threats to national security, the conflicts in Eastern Europe and the Middle East and other geopolitical events; the scale and scope of current and future public health events, including pandemics and epidemics; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations (also known as a government shutdown), and financial markets’ and businesses’ reactions to any such failure; risks related to our substantial debt and the agreements governing such debt, including restrictive covenants contained in such agreements; our ability to access the capital markets; the risks associated with maintaining effective internal controls over financial reporting; provisions in our charter and bylaws that may delay or prevent an acquisition by a third party; and our ability to effectively manage our expanded operations.

In addition, other such risks and uncertainties may be found in our most recent annual report on Form 10-K and our subsequent quarterly reports filed with the Securities and Exchange Commission (SEC) as such factors may be updated from time to time in our periodic filings with the SEC. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations, except as required by applicable law.

Taylor Morrison Home Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2024	2023
Home closings revenue, net	$1,636,255	$1,612,595
Land closings revenue	7,225	4,520
Financial services revenue	46,959	35,149
Amenity and other revenue	9,313	9,593

Total revenue	1,699,752	1,661,857
Cost of home closings	1,243,209	1,227,513
Cost of land closings	5,202	4,345
Financial services expenses	25,143	22,148
Amenity and other expenses	9,353	8,285

Total cost of revenue	1,282,907	1,262,291
Gross margin	416,845	399,566
Sales, commissions and other marketing costs	102,600	92,760
General and administrative expenses	67,564	66,261
Net income from unconsolidated entities	(2,751)	(1,929)
Interest income, net	(43)	(1,111)
Other expense/(income), net	595	(4,834)

Income before income taxes	248,880	248,419
Income tax provision	57,719	57,191

Net income before allocation to non-controlling interests	191,161	191,228
Net income attributable to non-controlling interests	(891)	(177)

Net income	$190,270	$191,051

Earnings per common share
Basic	$1.79	$1.76
Diluted	$1.75	$1.74
Weighted average number of shares of common stock:
Basic	106,457	108,429
Diluted	108,564	110,053

Taylor Morrison Home Corporation

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	March 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$554,287	$798,568
Restricted cash	3,105	8,531

Total cash	557,392	807,099
Owned inventory	5,841,924	5,473,828
Consolidated real estate not owned	143,429	71,618

Total real estate inventory	5,985,353	5,545,446
Land deposits	199,043	203,217
Mortgage loans held for sale	216,633	193,344
Lease right of use assets	72,900	75,203
Prepaid expenses and other assets, net	287,507	290,925
Other receivables, net	189,771	184,518
Investments in unconsolidated entities	369,982	346,192
Deferred tax assets, net	67,825	67,825
Property and equipment, net	300,740	295,121
Goodwill	663,197	663,197

Total assets	$8,910,343	$8,672,087

Liabilities
Accounts payable	$276,093	$263,481
Accrued expenses and other liabilities	459,095	549,074
Lease liabilities	81,138	84,999
Income taxes payable	45,848	—
Customer deposits	357,657	326,087
Estimated development liabilities	27,416	27,440
Senior notes, net	1,469,135	1,468,695
Loans payable and other borrowings	441,190	394,943
Revolving credit facility borrowings	—	—
Mortgage warehouse borrowings	183,174	153,464
Liabilities attributable to consolidated real estate not owned	143,429	71,618

Total liabilities	$3,484,175	$3,339,801
Stockholders’ equity
Total stockholders’ equity	5,426,168	5,332,286

Total liabilities and stockholders’ equity	$8,910,343	$8,672,087

Homes Closed and Home Closings Revenue, Net:

	Three Months Ended March 31,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
(Dollars in thousands)	2024	2023	Change	2024	2023	Change	2024	2023	Change
East	933	1,004	(7.1)%	$541,730	$601,611	(10.0)%	$581	$599	(3.0%)
Central	832	731	13.8%	472,032	463,394	1.9%	567	634	(10.6)%
West	966	806	19.9%	622,493	547,590	13.7%	644	679	(5.2)%

Total	2,731	2,541	7.5%	$1,636,255	$1,612,595	1.5%	$599	$635	(5.7)%

Net Sales Orders:

	Three Months Ended March 31,
	Net Sales Orders			Sales Value			Average Selling Price
(Dollars in thousands)	2024	2023	Change	2024	2023	Change	2024	2023	Change
East	1,295	1,079	20.0%	$776,861	$644,519	20.5%	600	597	0.5%
Central	904	674	34.1%	478,419	384,830	24.3%	529	571	(7.4)%
West	1,487	1,101	35.1%	984,483	756,344	30.2%	662	687	(3.6%)

Total	3,686	2,854	29.2%	$2,239,763	$1,785,693	25.4%	$608	$626	(2.9%)

Sales Order Backlog:

	Three Months Ended March 31,
	Sold Homes in Backlog			Sales Value			Average Selling Price
(Dollars in thousands)	2024	2023	Change	2024	2023	Change	2024	2023	Change
East	2,433	2,658	(8.5)%	$1,715,398	$1,775,970	(3.4)%	$705	$668	5.5%
Central	1,371	1,660	(17.4)%	870,550	1,132,928	(23.2)%	635	682	(6.9)%
West	2,440	1,949	25.2%	1,662,190	1,328,187	25.1%	681	681	—%

Total	6,244	6,267	(0.4)%	$4,248,138	$4,237,085	0.3%	$680	$676	0.6%

Ending Active Selling Communities:

	As of		Change
	March 31, 2024	March 31, 2023
East	113	106	6.6%
Central	93	98	(5.1)%
West	125	120	4.2%

Total	331	324	2.2%

Reconciliation of Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), we generally provide our investors with supplemental information relating to: (i) adjusted net income and adjusted earnings per common share, (ii) adjusted income before income taxes and related margin, (iii) adjusted home closings gross margin; (iv) EBITDA and adjusted EBITDA and (v) net homebuilding debt to capitalization ratio.

Adjusted net income, adjusted earnings per common share and adjusted income before income taxes and related margin are non-GAAP financial measures that reflect net income/(loss), excluding to the extent applicable in a given period, the impact of inventory impairment charges, impairment of investment in unconsolidated entities, pre-acquisition abandonment charges, gain/loss on land transfers to joint ventures and extinguishment of debt, net, and legal settlements the Company deems not to be in the ordinary course of business and in the case of adjusted net income and adjusted earnings per common share, the tax impact due to such items.

EBITDA and Adjusted EBITDA are non-GAAP financial measures that measure performance by adjusting net income before allocation to non-controlling interests to exclude, interest expense/(income), net, amortization of capitalized interest, income taxes, depreciation and amortization (EBITDA), and non-cash compensation expense, if any, inventory impairment charges, impairment of investments in unconsolidated entities, pre-acquisition abandonment charges, gain/loss on land transfers to joint ventures, extinguishment of debt, net, and legal settlements that the Company deems not to be in the ordinary course of business, in each case, as applicable in a given period.

Net homebuilding debt to capitalization ratio is a non-GAAP financial measure we calculate by dividing (i) total debt, plus unamortized debt issuance cost/(premium), net, and less mortgage warehouse borrowings, net of unrestricted cash and cash equivalents (“net homebuilding debt”), by (ii) total capitalization (the sum of net homebuilding debt and total stockholders’ equity).

Management uses these non-GAAP financial measures to evaluate our performance on a consolidated basis, as well as the performance of our regions, and to set targets for performance-based compensation. We also use the ratio of net homebuilding debt to total capitalization as an indicator of overall leverage and to evaluate our performance against other companies in the homebuilding industry. In the future, we may include additional adjustments in the above-described non-GAAP financial measures to the extent we deem them appropriate and useful to management and investors.

We believe that EBITDA and adjusted EBITDA are useful for investors in order to allow them to evaluate our operations without the effects of various items we do not believe are characteristic of our ongoing operations or performance and also because such metrics assist both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted EBITDA also provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, or unusual items. Because we use the ratio of net homebuilding debt to total capitalization to evaluate our performance against other companies in the homebuilding industry, we believe this measure is also relevant and useful to investors for that reason.

These non-GAAP financial measures should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measures of our operating performance or liquidity. Although other companies in the homebuilding industry may report similar information, their definitions may differ. We urge investors to understand the methods used by other companies to calculate similarly-titled non-GAAP financial measures before comparing their measures to ours.

Because the company did not experience any material adjustments applicable to (i) adjusted net income and adjusted earnings per common share; (ii) adjusted income before income taxes and related margin; or (iii) adjusted home closings gross margin during the periods presented that would cause such measures to differ from the comparable GAAP measures, such measures have not been separately presented herein.

A reconciliation of (i) EBITDA and adjusted EBITDA and (ii) net homebuilding debt to capitalization ratio to the comparable GAAP measures is presented below.

EBITDA and Adjusted EBITDA Reconciliation

	Three Months Ended March 31,
(Dollars in thousands)	2024	2023
Net income before allocation to non-controlling interests	$191,161	$191,228
Interest income, net	(43)	(1,111)
Amortization of capitalized interest	23,625	27,649
Income tax provision	57,719	57,191
Depreciation and amortization	3,138	1,790

EBITDA	$275,600	$276,747
Non-cash compensation expense	5,483	7,533

Adjusted EBITDA	$281,083	$284,280

Total revenue	$1,699,752	$1,661,857
Net income before allocation to non-controlling interests as a percentage of total revenue	11.2%	11.5%
EBITDA as a percentage of total revenue	16.2%	16.7%
Adjusted EBITDA as a percentage of total revenue	16.5%	17.1%

Debt to Capitalization Ratios Reconciliation

(Dollars in thousands)	As of March 31, 2024	As of December 31, 2023	As of March 31, 2023
Total debt	$2,093,499	$2,017,102	$2,301,878
Plus: unamortized debt issuance cost, net	7,935	8,375	10,193
Less: mortgage warehouse borrowings	(183,174)	(153,464)	(146,334)

Total homebuilding debt	$1,918,260	$1,872,013	$2,165,737
Total equity	5,426,168	5,332,286	4,846,546

Total capitalization	$7,344,428	$7,204,299	$7,012,283

Total homebuilding debt to capitalization ratio	26.1%	26.0%	30.9%

Total homebuilding debt	$1,918,260	$1,872,013	$2,165,737
Less: cash and cash equivalents	(554,287)	(798,568)	(877,717)

Net homebuilding debt	$1,363,973	$1,073,445	$1,288,020
Total equity	5,426,168	5,332,286	4,846,546

Total capitalization	$6,790,141	$6,405,731	$6,134,566

Net homebuilding debt to capitalization ratio	20.1%	16.8%	21.0%